Exhibit 99(d)(2)

LAZARD ASSET MANAGEMENT LLC

30 Rockefeller Plaza

New York, New York 10112

January 19, 2018

The Lazard Funds, Inc.

30 Rockefeller Plaza

New York, New York 10112

Re:	Letter of Agreement

Ladies and Gentlemen:

Lazard Asset Management LLC (“LAM”), intending to be legally bound, hereby confirms its agreement as follows in respect of each of the portfolios (each, a “Portfolio”) of The Lazard Funds, Inc. (the “Fund”) set forth on Schedule A hereto:

For the respective periods set forth on Schedule A hereto, if the aggregate direct expenses of a Portfolio, exclusive of taxes, brokerage, interest on borrowings, dividend and interest expenses on securities sold short (Lazard Fundamental Long/Short Portfolio, Lazard Enhanced Opportunities Portfolio and Lazard Capital Allocator Opportunistic Strategies Portfolio only), fees and expenses of “Acquired Funds” (as defined in Form N-1A) and extraordinary expenses, but including the management fee stated in the Management Agreement between LAM and the Fund, on behalf of the Portfolios (the “Investment Management Agreement”), exceed the percentage of the value of the Portfolio’s average daily net assets set forth opposite the Portfolio’s name on Schedule A hereto, the Fund, on behalf of the Portfolio, may deduct from the payment to be made to LAM under the Management Agreement, or LAM will bear, such excess expense.

In addition, until May 1, 2018, to the extent the “Total Annual Fund Operating Expenses” (as used in Form N-1A) of the R6 shares of a Portfolio exceed the Total Annual Fund Operating Expenses of the Portfolio’s Institutional shares (in each case, not including management fees, custodial fees or other expenses related to the management of the Portfolio’s assets), LAM will bear the expenses of the R6 shares in the amount of such excess.

This Agreement may only be amended by agreement of the Fund and LAM to lower the net amounts shown and will terminate automatically in the event of termination of the Management Agreement.

LAZARD ASSET MANAGEMENT LLC

By:
Gerald Mazzari
Managing Director

Accepted and Agreed To:

THE LAZARD FUNDS, INC.,
on behalf of each of the Portfolios
set forth on Schedule A hereto

By:
Christopher Snively
Chief Financial Officer

SCHEDULE A

		Maximum Total Portfolio Operating Expenses (as a percentage of average daily net assets)

Name of Portfolio	Institutional Shares	Open Shares	R6 Shares

Until May 1, 2018

Lazard Capital Allocator Opportunistic Strategies Portfolio	1.02%	1.32%	1.02%
Lazard Developing Markets Equity Portfolio	1.30%	1.60%	1.25%
Lazard Emerging Markets Core Equity Portfolio	1.30%	1.60%	1.25%
Lazard Emerging Markets Debt Portfolio	0.95%	1.20%	0.90%
Lazard Emerging Markets Equity Advantage Portfolio	1.10%	1.40%	1.05%
Lazard Emerging Markets Equity Blend Portfolio	1.30%	1.60%	1.25%
Lazard Emerging Markets Equity Portfolio	1.30%	1.60%	1.25%
Lazard Emerging Markets Income Portfolio	0.90%	1.05%	0.85%
Lazard Enhanced Opportunities Portfolio	1.25%	1.50%	1.20%
Lazard Explorer Total Return Portfolio	1.10%	1.40%	1.05%
Lazard Fundamental Long/Short Portfolio	1.70%	1.95%	1.65%
Lazard Global Dynamic Multi-Asset Portfolio	0.90%	1.20%	0.90%
Lazard Global Equity Select Portfolio	1.05%	1.35%	1.00%
Lazard Global Fixed Income Portfolio	0.70%	1.00%	0.65%
Lazard Global Realty Equity Portfolio	1.00%	1.30%	1.00%
Lazard Global Strategic Equity Portfolio	1.10%	1.40%	1.05%
Lazard International Equity Advantage Portfolio	0.90%	1.20%	0.85%
Lazard International Equity Concentrated Portfolio	1.05%	1.35%	1.00%
Lazard International Equity Portfolio	0.85%	1.15%	0.80%
Lazard International Equity Select Portfolio	1.05%	1.35%	1.00%
Lazard International Small Cap Equity Portfolio	1.13%	1.43%	1.08%
Lazard International Strategic Equity Portfolio	1.15%	1.45%	1.10%
Lazard Managed Equity Volatility Portfolio	0.75%	1.05%	0.70%
Lazard US Corporate Income Portfolio	0.55%	0.85%	0.55%
Lazard US Equity Concentrated Portfolio	0.95%	1.25%	0.90%
Lazard US Short Duration Fixed Income Portfolio	0.40%	0.70%	0.35%
Lazard US Small-Mid Cap Equity Portfolio	1.15%	1.45%	1.10%
Lazard US Strategic Equity Portfolio	0.75%	1.05%	0.75%
Lazard US Realty Income Portfolio	1.00%	1.30%	0.95%

		Maximum Total Portfolio Operating Expenses (as a percentage of average daily net assets)

Name of Portfolio	Institutional Shares	Open Shares	R6 Shares

Until December 30, 2018

Lazard Real Assets and Pricing Opportunities Portfolio	0.90%	1.15%	0.85%

Until September 29, 2019

Lazard Equity Franchise Portfolio	0.95%	1.20%	0.90%

Through May 1, 2027

Lazard Emerging Markets Multi-Asset Portfolio	1.30%	1.60%	1.25%
Lazard Global Listed Infrastructure Portfolio	1.30%	1.60%	1.25%
Lazard US Realty Equity Portfolio	1.00%	1.30%	0.95%

From May 1, 2018 through May 1, 2027

Lazard Emerging Markets Debt Portfolio	1.10%	1.40%	1.05%
Lazard International Equity Select Portfolio	1.15%	1.45%	1.10%
Lazard US Equity Concentrated Portfolio	1.10%	1.40%	1.05%